Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION REPORTS RECORD QUARTERLY PRODUCTION VOLUMES, RECORD EARNINGS EXCLUDING CERTAIN ITEMS, SECOND QUARTER 2011 RESULTS AND UPDATES 2011 FORECASTS
Austin, TX — August 8, 2011 — Brigham Exploration Company (NASDAQ:BEXP) today announced record quarterly production volumes, record earnings excluding certain items and its financial results for the second quarter and six months ended June 30, 2011.
SECOND QUARTER 2011 RESULTS
Our average daily production volumes for the second quarter 2011 were a quarterly record 12,206 barrels of crude oil equivalent (Boe) per day, up 57% from the second quarter 2010 and up 8% from the first quarter 2011. Our previous record quarterly production volumes of 11,384 Boe per day were achieved in the fourth quarter 2010.
Benefiting from both our operated and non-operated drilling activity in the Williston Basin, our crude oil production volumes for the second quarter 2011 averaged 10,208 barrels per day, which represents an 83% increase from that in the second quarter 2010 and an 11% sequential increase from that in the first quarter 2011. Our crude oil production volumes represented 84% of our total production volumes in the second quarter 2011 as compared to 72% in the second quarter 2010 and 81% in the first quarter 2011.
Our production volumes in the Williston Basin for the second quarter 2011 were 10,401 Boe per day, which represents an 88% increase from that in the second quarter 2010 and an 11% sequential increase from that in the first quarter 2011.
Our second quarter production volumes included approximately 18,156 barrels of crude oil produced during the quarter and added to inventory. Adjusting our production volumes for amounts included in inventory resulted in second quarter 2011 daily sales volumes of 12,004 Boe per day.
Revenues from the sale of crude oil and natural gas, including cash hedge settlements for the second quarter 2011, were up 120% to $91.3 million as compared to that in the second quarter 2010. Higher crude oil sales volumes and crude oil prices increased revenues by $27.9 million and $25.0 million, respectively. Higher natural gas prices also increased revenues by $0.7 million. Lower cash hedge settlements and natural gas sales volumes decreased revenues by $3.3 million and $0.5 million, respectively.
During the second quarter 2011, our average realized price for crude oil was $93.86 per barrel, which included a $3.15 per barrel cash loss due to the settlement of our crude oil derivative contracts. This compares to an average realized price in the second quarter 2010 of $68.93 per barrel, which included a $0.26 per barrel cash loss due to the settlement of our crude oil derivative contracts. Our average realized price for natural gas inclusive of natural gas liquids in the second quarter 2011 was $6.24 per Mcf, which included a $0.34 per Mcf cash gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the second quarter 2010 of $6.08 per Mcf, which included a $0.84 per Mcf cash gain due to the settlement of our natural gas derivative contracts.
Our second quarter 2011 production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, increased $4.90 per Boe when compared to those in the second quarter 2010. The increase was largely attributable to a $3.12 per Boe increase in production taxes, which was driven by higher commodity prices and higher levels of production in North Dakota, which are subject to an 11.5% tax rate. The increase was also partially attributable to a $1.88 per Boe increase in O&M expense, partially attributable to increased costs associated with surface location and road repairs following the record winter snowfall melt and subsequent heavy rains and higher produced water disposal costs for volumes injected at third party disposal wells.
Our general and administrative (G&A) expenses for the second quarter 2011 decreased by $0.98 per Boe to $2.93 per Boe due to our higher sales volumes. The per unit decrease associated with our higher sales volumes was partially offset by an increase in employee compensation costs due to higher levels of non-cash stock compensation expense.

Our depletion expense for the second quarter 2011 was $23.5 million ($21.79 per Boe) compared to $14.2 million ($20.56 per Boe) in the second quarter 2010. Our higher sales volumes increased depletion expense by $8.0 million and our higher depletion rate increased depletion expense by $1.3 million.
Our net interest expense for the second quarter 2011 was $2.9 million higher than that in the second quarter 2010. Interest expense increased due to the September 2010 issuance of our $300 million Senior Notes due 2018 and the May 2011 issuance of our $300 million Senior Notes due 2019. These increases were partially offset by an increase in our capitalized interest associated with our higher level of drilling activity in the Williston Basin.
We recorded deferred income tax expense of $8.9 million in the second quarter 2011, which consists of $6.2 million in deferred federal income tax expense and $2.7 million in deferred North Dakota state income tax expense.
Our reported net income for the second quarter 2011 was $70.8 million ($0.60 per diluted share) versus net income of $18.5 million ($0.16 per diluted share) for the same period last year. Our after-tax earnings in the second quarter 2011 excluding unrealized mark-to-market hedging gains were $38.7 million ($0.33 per diluted share) as compared to our after-tax earnings in the second quarter 2010 excluding unrealized mark-to-market hedging gains were $15.0 million ($0.13 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.
In the second quarter, 2011, we spent $244.1 million in oil and gas capital expenditures. Capital expenditures for the second quarter 2011 and 2010 were:

	Three months ended June 30,
	2011	2010
	(in thousands)

Drilling	$166,014	$71,324
Support infrastructure	27,572	—
Land	50,503	21,062

Oil and gas capital expenditures	$244,089	$92,386
Capitalized costs	6,918	4,405
Capitalized FAS 143 ARO	374	205

Total capital expenditures	$251,381	$96,996

FIRST SIX MONTHS 2011 RESULTS
Our average daily production volumes for the first six months of 2011 were 11,760 barrels of crude oil equivalent (Boe) per day, up 79% from that in the first six months of 2010. Benefiting from both our operated and non-operated drilling activity in the Williston Basin, our crude oil production volumes for the first six months of 2011 averaged 9,710 barrels per day, which represents a 113% increase from that in the first six months of 2010. Our crude oil production volumes represented 83% of our total production volumes in the first six months of 2011 as compared to 69% in the first six months of 2010.
Our production volumes in the Williston Basin for the first six months of 2011 were 9,890 Boe per day, which represents a 126% increase from that in the first six months of 2010.
Our first six months of 2011 production volumes included approximately 18,888 barrels of crude oil produced and added to inventory during the period. Adjusting our production volumes for amounts included in inventory results in average first six months of 2011 daily sales volumes of 11,655 Boe per day.
Revenues from the sale of crude oil and natural gas, including cash hedge settlements for the first six months of 2011, were up 136% to $167.3 million as compared to that in the first six months of 2010. Higher crude oil sales volumes and crude oil prices increased revenues by $64.7 million and $35.0 million, respectively. Higher natural gas sales volumes and natural gas prices also increased revenues by $0.2 million and $0.4 million, respectively. Lower cash hedge settlements decreased revenues by $3.9 million.

During the first six months of 2011, our average realized price for crude oil was $88.54 per barrel, which included a $2.25 per barrel cash loss due to the settlement of our crude oil derivative contracts. This compares to an average realized price in the first six months of 2010 of $70.27 per barrel, which included a $0.28 per barrel cash loss due to the settlement of our crude oil derivative contracts. Our average realized price for natural gas inclusive of natural gas liquids in the first six months of 2011 was $6.41 per Mcf, which included a $0.66 per Mcf cash gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the first six months of 2010 of $6.36 per Mcf, which included a $0.77 per Mcf cash gain due to the settlement of our natural gas derivative contracts.
Our production costs for the first six months of 2011 increased $3.14 per Boe when compared to those in the corresponding period last year. The increase was largely attributable to a $2.72 per Boe increase in production taxes, which was driven by higher commodity prices and higher levels of production in North Dakota, which are subject to an 11.5% tax rate, and a $1.07 per Boe increase in O&M expense, partially due to increased costs associated with surface location and road repairs following the record winter snowfall melt and subsequent heavy rains and higher produced water disposal costs for volumes injected at third party disposal wells. These increases were partially offset by a $0.77 per Boe decrease in expensed workovers due to our higher sales volumes.
Our G&A expenses for the first six months of 2011 decreased by $1.81 per Boe as compared to the first six months of 2010 due to our higher sales volumes. The per unit decrease associated with our higher sales volumes was partially offset by an increase in employee compensation costs due to higher levels of non-cash stock compensation expense.
Our depletion expense for the first six months of 2011 was $42.5 million ($20.24 per Boe) versus $23.5 million ($19.95 per Boe) in the first six months of 2010. Our higher sales volumes increased depletion expense by $18.4 million and our higher depletion rate increased depletion expense by $0.6 million.
Our net interest expense for the first six months of 2011 was $3.3 million higher than that in the corresponding period last year. Interest expense increased due to the September 2010 issuance of our $300 million Senior Notes due 2018 and the May 2011 issuance of our $300 million Senior Notes due 2019. These increases were partially offset by an increase in our capitalized interest associated with our higher level of drilling activity in the Williston Basin.
We recorded deferred income tax expense of $9.1 million in the first six months of 2011, which consists of $6.3 million in deferred federal income tax expense and $2.8 million in deferred North Dakota state income tax expense.
Our reported net income for the first six months of 2011 was $72.4 million ($0.61 per diluted share) versus net income of $29.8 million ($0.27 per diluted share) for the same period last year. Our after-tax earnings in the first six months of 2011 excluding unrealized mark-to-market hedging losses were $72.5 million ($0.61 per diluted share) as compared to our after-tax earnings in the first six months of 2010 excluding unrealized mark-to-market hedging gains were $23.2 million ($0.21 per diluted share). After-tax earnings excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income to after-tax earnings excluding the above items is included in our accompanying financial tables found later in this release.
Through June 30, 2011, we spent $366.9 million in oil and gas capital expenditures. Capital expenditures for the first six months of 2011 and 2010 were:

	Six months ended June 30,
	2011	2010
	(in thousands)

Drilling	$276,792	$114,930
Support infrastructure	32,836	—
Land	57,273	29,539

Oil and gas capital expenditures	$366,901	$144,469
Capitalized costs	13,559	8,974
Capitalized FAS 143 ARO	552	257

Total capital expenditures	$381,012	$153,700

THIRD QUARTER AND FULL YEAR 2011 FORECASTS
The following forecasts and estimates for the third quarter and fourth quarter 2011 are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release.
We are forecasting that our third quarter 2011 production volumes will average between 15,000 Boe per day and 16,200 Boe per day and that our crude oil volumes will comprise approximately 84% of our third quarter production volumes. We are confirming that our previously issued full year 2011 production volumes will average between 14,000 Boe per day and 16,000 Boe per day and that our crude oil volumes will comprise approximately 84% of our full year production volumes.
For the third quarter 2011, lease operating expenses are projected to be $7.92 per Boe based on the mid-point of our production guidance, production taxes are projected to be approximately 10.0 to 10.5% of pre-hedge crude oil and natural gas revenues, and general and administrative expenses are projected to be $3.1 million ($2.21 per Boe).
MANAGEMENT COMMENTS
Gene Shepherd, Brigham’s Chief Financial Officer, commented, “Continued strong performance of our horizontal Bakken and Three Forks drilling program led to another record quarter for production volumes, revenues and operating income. Furthermore, based on our 2011 production guidance, we expect to see significant growth in our production volumes in the second half of the year.”
Gene Shepherd continued, “Based on the growth in our production volumes and the strong commodity price realizations during the quarter, our per unit operating margins, which represent revenues including realized hedging gains and losses less lease operation expense, production taxes and cash G&A, reached a record $65.14 per barrel, an improvement of 21% from the record $54.06 per barrel operating margins that we achieved in the first quarter. Given that we have drilled a total of 79 horizontal Bakken and Three Forks wells using our current formula and given the consistency of our results, we have excellent visibility as to our future financial performance and future liquidity needs.”
CONFERENCE CALL INFORMATION
Our management will host a conference call to discuss operational and financial results for the second quarter 2011 with investors, analysts and other interested parties on Tuesday, August 9, at 11:00 a.m. Eastern Time. To participate in the call, participants within the U.S./Canada please dial 877-398-9480 and participants outside the U.S./Canada please dial 708-290-1157. The conference ID number for the call is 86489005. A telephone recording of the conference call will be available approximately two hours after the call is completed through 11:59 p.m. Eastern Time on Tuesday, August 16, 2011. For toll-free access to the recording, dial 855-859-2056. The conference ID number for the call is 86489005. In addition, a live and archived web cast of the conference call will be available over the Internet at www.bexp3d.com.
We will be updating our corporate presentation prior to our conference call and will reference information contained therein. We encourage you to access the presentation in advance of the conference call. To access the presentation, go to www.bexp3d.com and click on Corporate Presentation along the left side of our home page. In addition, a copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on Tuesday, August 9, 2011, will be available on our website. To access the press release, go to www.bexp3d.com, click on Investor Relations and then click on Press Releases. The file with a copy of the press release is named Brigham Exploration Reports Second Quarter 2011 Results and is dated Monday, August 8, 2011. To access the other financial and statistical information that will be covered by the conference call that will take place on Tuesday, August 9, 2011, go to www.bexp3d.com, click on Investor Relations and then click on Events & Presentations. The file with the other financial and statistical information is named Financial and Statistical Information for the Second Quarter 2011 Conference Call and is dated Tuesday, August 9, 2011.
ABOUT BRIGHAM EXPLORATION
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include early initial production rates which decline steeply over the early life of wells, particularly our Williston basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and natural gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Director of Finance & Investor Relations
(512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Crude oil sales	$87,361	$34,423	$156,957	$57,293
Natural gas sales	6,365	6,141	12,732	12,201
Hedging settlements	(2,468)	861	(2,418)	1,443

	91,258	41,425	167,271	70,937
Unrealized hedging gains (losses)	35,889	3,501	(119)	6,553

	127,147	44,926	167,152	77,490
Support infrastructure	890	—	1,484	—
Other revenue	3	4	5	13

Total revenue	128,040	44,930	168,641	77,503

Costs and expenses:
Lease operating	8,724	4,371	16,444	8,720
Production taxes	9,451	3,900	17,149	6,408
Support infrastructure	529	—	719	—
General and administrative	3,165	2,711	6,547	5,797
Depletion of crude oil and natural gas properties	23,531	14,247	42,471	23,458
Depreciation and amortization	1,244	261	2,215	494
Accretion of discount on asset retirement obligations	113	104	223	209

	46,757	25,594	85,768	45,086

Operating income (loss)	81,283	19,336	82,873	32,417

Other income (expense):
Interest expense, net	(5,794)	(2,931)	(9,172)	(5,835)
Interest income	342	887	709	1,340
Other income (expense)	3,934	1,181	7,088	1,866

	(1,518)	(863)	(1,375)	(2,629)

Income before income taxes	79,765	18,473	81,498	29,788

Income tax (expense):
Current	—	—	—	—
Deferred	(8,930)	—	(9,109)	—

	(8,930)	—	(9,109)	—

Net income (loss)	$70,835	$18,473	$72,389	$29,788

Net income per share available to common stockholders:
Basic	$0.61	$0.16	$0.62	$0.28

Diluted	$0.60	$0.16	$0.61	$0.27

Weighted average shares outstanding:
Basic	116,408	113,426	116,384	106,473

Diluted	118,524	115,383	118,533	108,491

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Average net daily production volumes:
Crude oil (Bbls)	10,208	5,584	9,710	4,568
Natural gas (MMcf)	12.0	13.0	12.3	12.1
Equivalent crude oil (Boe) (6:1)	12,206	7,756	11,760	6,588

Total net production volumes:
Crude oil (MBbls)	919	503	1,748	822
Natural gas (MMcf)	1,079	1,173	2,215	2,182
Equivalent crude oil (MBoe) (6:1)	1,099	698	2,117	1,186
% Crude oil	84%	72%	83%	69%

Increase in inventory:
Crude oil (Bbls)	18,156	5,089	18,888	10,101
Natural gas (MMcf)	—	—	—	—
Equivalent crude oil (Boe) (6:1)	18,156	5,089	18,888	10,101

Average net daily sales volumes (Average net production volumes less average net daily increase in inventory):
Crude oil (Bbls)	10,007	5,528	9,605	4,512
Natural gas (MMcf)	12.0	13.0	12.3	12.1
Equivalent crude oil (Boe) (6:1)	12,004	7,700	11,655	6,532

Total net sales volumes (Total net production volumes less increase in inventory):
Crude oil (MBbls)	901	497	1,729	812
Natural gas (MMcf)	1,079	1,173	2,215	2,182
Equivalent crude oil (MBoe) (6:1)	1,080	693	2,098	1,176
% Crude oil	83%	72%	82%	69%

Sales price:
Crude oil ($/Bbl)	$97.01	$69.19	$90.79	$70.55
Natural gas ($/Mcf)	5.90	5.24	5.75	5.59
Equivalent crude oil ($/Boe) (6:1)	86.75	58.53	80.88	59.09

Sales price including derivative settlement gains (losses):
Crude oil ($/Bbl)	$93.86	$68.93	$88.54	$70.27
Natural gas ($/Mcf)	6.24	6.08	6.41	6.36
Equivalent crude oil ($/Boe) (6:1)	84.47	59.78	79.73	60.32

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Crude oil ($/Bbl)	$134.01	$79.16	$89.20	$77.12
Natural gas ($/Mcf)	5.98	4.73	5.84	6.81
Equivalent crude oil ($/Boe) (6:1)	117.69	64.83	79.67	65.89

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets:
Current assets	$528,503	$360,857
Oil and natural gas properties, net (full cost method)	973,983	669,356
Other property and equipment, net	75,075	42,837
Other non-current assets	22,922	12,351

Total assets	$1,600,483	$1,085,401

Liabilities and stockholders’ equity:
Current liabilities	$307,807	$176,545
Senior notes	600,000	300,000
Other non-current liabilities	23,734	15,586

Total liabilities	$931,541	$492,131
Stockholders’ equity	668,942	593,270

Total liabilities and stockholders’ equity	$1,600,483	$1,085,401

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$70,835	$18,473	$72,389	$29,788
Depletion, depreciation and amortization	24,775	14,508	44,686	23,952
Accretion of discount on ARO	113	104	223	209
Amortization of deferred loan fees and debt issuance costs	615	508	1,141	1,014
Non-cash stock compensation	1,097	611	1,844	1,038
Market value adjustments for derivatives instruments	(35,889)	(6,208)	119	(9,260)
Deferred income tax expense	8,930	—	9,109	—
Provision for doubtful accounts	—	—	(2)	—
Other noncash items	—	—	—	(1)
Changes in operating assets and liabilities	23,754	12,951	30,932	20,180

Cash flows provided by operating activities	$94,230	$40,947	$160,441	$66,920

Cash flows (used) by investing activities	(227,344)	(250,882)	(292,869)	(293,792)
Cash flows provided by financing activities	294,217	268,281	290,374	268,913

Net increase (decrease) in cash and cash equivalents	$161,103	$58,346	$157,946	$42,041

SUMMARY PER BOE DATA
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Crude oil and natural gas sales	$86.75	$58.53	$80.88	$59.09
Hedge settlements	(2.28)	1.24	(1.15)	1.23
Unrealized hedge gains (losses)	33.22	5.05	(0.06)	5.57
Support infrastructure	0.82	—	0.71	—
Other revenue	0.00	0.01	0.00	0.01

	$118.51	$64.83	$80.38	$65.90

Costs and expenses:
Lease operating	8.08	6.30	7.84	7.42
Production taxes	8.75	5.63	8.17	5.45
Support infrastructure	0.49	—	0.34	—
General and administrative	2.93	3.91	3.12	4.93
Depletion of crude oil and natural gas properties	21.79	20.56	20.24	19.95
Depreciation and amortization	1.15	0.38	1.06	0.42
Accretion of discount on ARO	0.10	0.15	0.11	0.18

	$43.29	$36.93	$40.88	$38.35

Operating income (loss)	$75.22	$27.90	$39.50	$27.55

Interest expense, net of interest income (a)	(5.05)	(2.94)	(4.04)	(3.82)
Other income (expense)	3.64	1.70	3.38	1.59

Adjusted income	$73.81	$26.66	$38.84	$25.32

(a)	Calculated as interest expense minus interest income divided by production for period.
BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO EARNINGS WITHOUT THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net income (loss) as reported	$70,835	$18,473	$72,389	$29,788
Unrealized derivative (gains) losses	(35,889)	(3,501)	119	(6,553)
Tax impact	3,707	—	(13)	—

Earnings without the effect of certain items	$38,653	$14,972	$72,495	$23,235

Earnings without the effect of certain items represent net income excluding both unrealized gains and losses on derivative contracts and our non-cash impairment change in our oil and gas properties. Management believes that exclusion of both of these items will help enhance comparability of operating results between periods.

SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF AUGUST 8, 2011
(unaudited)

	2011		2012				2013
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2

Crude Oil Costless Collars:
Daily volumes Bbls/d	7,587	9,207	8,239	8,580	10,168	10,000	9,000	1,341
Floor $/Bbl	$67.69	$70.84	$69.03	$69.46	$71.71	$73.99	$80.38	$85.00
Cap $/Bbl	$103.57	$109.45	$109.07	$110.07	$114.56	$116.11	$125.25	$134.00

Crude Oil Floors:
Daily volumes Bbls/d	—	—	1,500	1,500	1,500	1,500	—	—
Floor $/Bbl	$—	$—	$65.00	$65.00	$80.00	$80.00	$—	$—

Natural Gas Costless Collars:
Daily volumes MMBtu/d	3,587	3,587	—	—	—	—	—	—
Floor $/MMBtu	$5.48	$5.48	$—	$—	$—	$—	$—	$—
Cap $/MMBtu	$7.16	$7.16	$—	$—	$—	$—	$—	$—

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.